MANAGED DURATION INVESTMENT ADVISORY GRADE MUNICIPAL
FUND INVESTMENT ADVISORY AGREEMENT
AGREEMENT made by and between Managed Duration Investment
Grade Municipal FUND, a Delaware statutory trust herinafter called the Fund and Cutwater Investor
Services corp a Delaware corporation herinafter called the Investment Advisor
Witnesseth Whereas the Fund has been organized and operates as an investment company registered under the Investment
Company Act of 1940 as amended the 1940 Act and engages in the business of investing and reinvesting its assets in securities and the Investment Adviser is a registered investment adviser under the Investment Advisers Act of 1940 as amended the Advisers Act and engages in the business of providing investment management services and Whereas the Fund has selected the Investment Adviser to serve as the ivestment adviser for the Fund and Whereas a majority of the members of the Board of Trustees of the Fund including a majority of the independent trustees at an in person Board of Trustess meeting held on October 28
2014 called for the purpose of voting on approval of the Agreement approved this Agreement such approval to be effective as of January 2 2015
Now therefore in consideration of the mutual covenants herein contained and each of the parties hereto intending to be legally bound it is agreed as follows
The Fund hereby employs the Investment Adviser to manage the investment and reinvestment of the Funds assets and to administer its affairs subject to the direction of the Board of Trustees and officers of the Fund for the period and on the terms hereinafter set forth The Investment Adviser hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided The Investment Adviser shall for all purposes herein be deemed to be an independent contractor and shall unless otherwise expressly provided and authorized have no authority to act for or to represent the Fund in any way or in any way be deemed an agent of the Fund
The Investment Adviser shall regularly make decisions as to what securities to purchase and sell on behalf of the Fund with such information and reports regarding the Funds investments as Investment Adviser deems appropriate or as the Trustees of the Fund may reasonably request
Subject to compliance with the requirements of the 1940 Act the Investment Adviser may retain as a sub adviser to the Fund as the Investment Advisers own expense any investment adviser registered under the Advisers Act
The Fund shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including but not in limitation of the foregoing the costs incurred in the maintenance of its exitence the maintenance of its own books records and procedures dealing with its own shareholders the payment of dividends transfer of shares including issuance redemmption and repurchase of shares preparation of share certificates reports and notices to shareholders calling and holding of shareholder meetings miscellaneous office expenses brokerage commissions custodian fees legal and accouting fees and taxes Officers and employees of the Investment Adviser may be trustees directors officers and employees of the funds of which the Investment Adviser serves as investment adviser Officers and employees of the Investment Adviser who are trustees officers and or employees of the Fund shall not receive any compensation from the Fund for acting in such dual capacity
In the conduct of the respective businesses of the parties hereto and in the performance of the Agreement the Fund and Investment Adviser may share facilities common to each with appropriate proration of expenses between them
The Invesment Adviser shall place and execute Fund orders for the purchase and sale of portfolio securities with broker dealers Subject to the primary objective of obtaining the best available prices and execution the Investment Adviser will place orders for the purchase and sale of portfolio securities for the Fund with such broker dealerss as it may select from time to time including brokers who provide statistical factual and financial information and services to the Fund to the Investment Adviser or to any other fund for which the Investment Adviser provides investment advisory services and or with broker dealers who sell shares of the FUnd or who sell shares of any other fund for which the INvestment Adviser provides investment advisory services Broker dealers who sell shares of the funds of which the INvestment adviser shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the Securities and Exchange Commission and th National Association of Securities Dealers Inc
Notwithstanding the provisions of subparagraph above and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Fund the Investment Adviser is authorized to pay a member of an exchange broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange broker or dealer would have charged for effecting that transaction in such instances where the Investment Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member broker or dealer viewed in terms of either that particular transaction or the Investment Advisers oversall responsibilities with respect to the Fund and to other funds for which the Investment Adviser exercises investment discretion
As compensation for the services to be rendered to the Fund by the Investment Adviser under the provisions of this Agreement the Fund shall pay to the Investment Adviser from the Funds assets on the last day in each month on which the New York Stock exchange is open for trading a fee at the annual rate of .39 or 1 percent of the Funds average net assets for each trading day of the Fund during such month including assets acquired from the sale of any preferred shares plus the proceeds of any outstanding borrowings used for financial leverage provided that the liquidation preference of any outstanding preferred shares issued by the Fund other than accumulated dividends shall not be considered a liability for the purposes of determining the Funds net assets.
If this agreement shall become effective subsequent to the First day of the month or shall terminate before the last day of the month the Investment Advisers compensation for such fraction of the month shall be determined by applying the foregoing percentage to the average of the weekly net asset values of the Fund during such fraction of a month or if none to the net asset value of the Fund as calculated on the last day of the preceding month on which the New York Stock Exchange was open for trading and in the proportion that such fraction of a month bears to the entire month
If this Agreement is terminated prior to the end of any calendar month the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days during which the Agreement is in effect bears to the number of calendar days in the month and shall be payable with 10 days after the date of termination
THe services to be rendered by the Investment Adviser to the Fund under the provisions of the Agreement are not to be deemed to be exclusive and the Investment Adviser shall be free to render similar or different services to others so long as its ability to render services provided for in this Agreement shall not be impaired thereby
The Investment Adviser its officers employees and agents may engage in other businesses may render investment advisory services to other investment companies or to any other corporation association firm or individual and may render underwriting services to the Fund or to any other investment company corporation association firm or individual
In the absence of willful misfeasance bad faith gross negligence or a reckless disregard of the performance of duties of the Invesment Adviser to the Fund the Invesment Adviser shall not be subject to liabilities to the Fund or to any shareholder of the Fund for any action or omission in the course of or connected with rendering services hereunder or for any losses that may be sustained in the purchase holding or sale of any security or otherwise
This Agreement shall be executed and become effective as of the date written below It shall continue in effect until June 30 2016 and it may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Trustees of the Fund who are not parties hereto or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval No ammendment to this Agreement shall be effective unless the terms thereof have been approved by the vote of a majority of the outstanding voting securities of the Fund and by the vote of a majority of Trustees of the Fund who are not parties to the Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval
Notwithstanding the foregoing this Agreement may be terminated by the Fund at any time without the payment of a penalty on sixty days written notice to the Investment Adviser of the Funds intention to do so pursuant to action by the Board of Trustees of the Fund or pursuant ot a vote of a majority of the outstanding voting securities of the Fund The
Investment Adviser may terminate this Agreement at any time without the payment of penalty on sixty days written notice to the Fund of its intention to do so Upon termination of this Agreement the obligations of all of the parties hereunder shall cease and terminate as of the date of such termination except for any obligation to respond for a breach of the Agreement committed prior to such termination and except for the obligation of the Fund to pay to the Investment Adviser the fee provided in Paragraph 4 hereof prorated to the date of termination
This Agreement shall automatically terminate in the event of its assignment
This Agreement shall extend to and bind the heirs executors administrators and successors of the parties hereto
For the purposes of this Agreement the terms vote of a majority of the outstanding voting securities interested persons and assignment shall have the meaning defined in the 1940 Act
In Witness Whereof the parties hereto have caused this Agreement to be signed by their duly authorized officers as of January 2 2015
MANAGED DURATION MUNICIPAL INVESTMENT GRADE MUNICIPAL FUND

cUTWATER INVESTOR SERVICES CORP